Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-147048) and in the Registration Statements on Forms S-8 (No. 333-113898, No. 333-140993, No. 333-145308, No. 33-36132, No. 33-53333, No. 333-71311, No. 333-88015, No. 333-105363, No. 333-67027, No. 333-60216, No. 333-105364, No. 333-124589, No. 333-142571 and No. 333-144485) of Anheuser-Busch Companies, Inc. of our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 27, 2008 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

St. Louis MO
February 29, 2008